INDEPENDENT AUDITORS' CONSENT



The Board of Directors
United Carolina Bancshares Corporation


We consent to incorporation by reference in the Registration Statement on Form S-8 of United Carolina Bancshares Corporation (the "Corporation") relating to the United Carolina Bancshares Corporation Stock Option and Incentive Award Plan of our report dated January 17, 1996, relating to the consolidated balance sheets of United Carolina Bancshares Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of United Carolina Bancshares Corporation. Our report dated January 17, 1996, refers to the fact that on December 31, 1993, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and on January 1, 1993, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income
Taxes". Our report also refers to the fact that on January 1, 1994, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits".




                                           /s/ KPMG Peat Marwick LLP
                                           KPMG Peat Marwick LLP

Raleigh, North Carolina
July 30, 1996



                                  Exhibit 23(b)

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